EXHIBIT 99.1

(WPS Resources Corporation Letterhead)

For Release: January 31, 2005

WPS RESOURCES CORPORATION
REPORTS 2004 EARNINGS

Green Bay, WI -- WPS Resources Corporation (NYSE: WPS) announces the following:

Highlights:
  2004 basic earnings per share of $3.74, a 30% increase compared to 2003
  Fourth quarter 2004 basic earnings per share of $1.54, a 114% increase compared to the fourth quarter of 2003
  2005 basic earnings per share guidance for income from continuing operations of $3.90 to $4.15

WPS Resources' income available for common shareholders was $139.7 million for the year ended December 31, 2004, compared with $94.7 million for the year ended December 31, 2003. Basic earnings per share of WPS Resources' common stock were $3.74 for the year ended December 31, 2004, compared with $2.87 for the year ended December 31, 2003. Income available for common shareholders included after-tax losses from discontinued operations of $13.4 million ($0.35 basic loss per share) and $16.0 million ($0.49 basic loss per share) for the years ended December 31, 2004 and 2003, respectively. Income available for common shareholders for the year ended December 31, 2003 also included a positive after-tax cumulative effect of change in accounting principles of $3.2 million ($0.10 basic earnings per share). Income from continuing operations was $156.2 million ($4.09 basic earnings per share) for the year ended December 31, 2004, compared with $110.6 million ($3.26 basic earnings per share) for the year ended December 31, 2003.

WPS Resources' income available for common shareholders was $57.7 million for the quarter ended December 31, 2004, compared with $24.9 million for the quarter ended December 31, 2003. Basic earnings per share of WPS Resources' common stock were $1.54 for the fourth quarter of 2004, compared with $0.72 for the fourth quarter of 2003. Income available for common shareholders included after-tax losses from discontinued operations of $2.8 million ($0.07 basic loss per share) and $6.7 million ($0.20 basic loss per share) for the quarters ended

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WPS Resources Corporation Reports 2004 Earnings

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December 31, 2004 and 2003, respectively. Income from continuing operations was $61.3 million ($1.61 basic earnings per share) for the quarter ended December 31, 2004, compared with $32.4 million ($0.92 basic earnings per share) for the quarter ended December 31, 2003.

"Strong operating results across our nonregulated and regulated businesses and positive results from our ongoing asset management strategy enabled us to exceed our targeted basic earnings per share in 2004," stated Larry Weyers, WPS Resources' Chairman, President and CEO. "Timely retail electric rate relief for Wisconsin Public Service in 2004 compared to delays in receiving retail electric rate relief in 2003 had a favorable impact on utility earnings even though the utility did not earn its return on equity authorized by the Public Service Commission of Wisconsin. Our customers expect us to maintain the reliability of our utility services. The rate relief in 2004 was required to accomplish this. We will continue to make significant investments in utility assets to ensure we satisfy the needs of our customers," he said.

Improved year-over-year nonregulated retail natural gas and electric margins drove a 26.6% increase in earnings at WPS Energy Services. WPS Energy Services continues to sustain its volume growth through market penetration, strategic acquisitions, and new product offerings. Our asset management strategy calls for the continuing disposition and acquisition of assets in a manner that enhances our earnings capability. In 2004, land sales and donations contributed approximately $15 million ($0.40 basic earnings per share) to income available for common shareholders.

YEAR-END RESULTS

The following tables depict income available for common shareholders and revenue for the years ended December 31, 2004 and 2003, respectively, and include a reconciliation of the increase in basic earnings per share for the year ended December 31, 2004, compared to the year ended December 31, 2003.

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WPS Resources' Income and Revenue
For the Years Ended December 31, 2004 and December 31, 2003
	Income (Loss)		Revenue
Segment	2004 (in millions)	2003 (in millions)	2004 (in millions)	2003 (in millions)
Electric Utility	$ 68.8	$60.0	$ 896.6	$ 814.1
Gas Utility	17.3	15.7	420.9	404.2
WPS Energy Services	36.7	29.0	3,556.3	3,081.2
WPS Power Development (1)	5.0	(7.9)	71.4	82.4
Holding Company and Other	11.9	(2.1)	1.1	1.2
Intersegment Eliminations	-	-	(55.7)	(61.8)
Total WPS Resources	$139.7	$94.7	$4,890.6	$4,321.3

(1) All revenue and costs of WPS Power Development's discontinued operations are combined and reported on a net basis in the Consolidated Statements of Income for all periods presented. Accordingly, the above table does not show the revenues from discontinued operations, but the loss from discontinued operations is included as a component of WPS Power Development's loss in the table. Nonregulated revenues reclassified to discontinued operations for the years ended December 31, 2004, and December 31, 2003, were $59.6 million and $81.2 million, respectively.

Detail of WPS Resources' Earnings and Earnings Per Share Changes
Between the Years Ended December 31, 2004 and December 31, 2003

	Dollar Impact In Millions (Before Tax)	Earnings Per Share Impact (After Tax)
Increase in Electric Utility Margin	$53.3	$.86
Increase in Gas Utility Margin	5.8	.09
Increase in WPS Energy Services' Electric Margin	12.4	.20
Increase in WPS Energy Services' Gas Margin	12.5	.20
Decrease in WPS Power Development's Margin	(1.2)	(.02)
Increase in Operating and Maintenance Expenses	(53.7)	(.86)
Decrease in Depreciation and Decommissioning Expense	31.4	.50
Decrease in Miscellaneous Income	(15.9)	(.26)
Provision for Income Taxes		.55
Decreased Loss from Discontinued Operations		.14
Cumulative Effect of Change in Accounting Principles		(.10)
Dilution Due to Increase in Average Shares		(.40)
Change in Other Items and Rounding		(.03)
Total Earnings Per Share Impact		$.87

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WPS Resources Corporation Reports 2004 Earnings

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Comparison of Weather Impact on Utility Earnings
Between the Year Ended December 31, 2004 and December 31, 2003

	Percent Change	Electric EPS Impact (After Tax)	Gas EPS Impact (After Tax)
Heating Compared with Normal	2.4% warmer	$(.01)	$(.02)
Cooling Compared with Normal	33.3% cooler	(.09)	-
Heating Compared with Prior Year	4.3% warmer	(.01)	(.07)
Cooling Compared with Prior Year	6.6% cooler	(.02)	-

Segments

WPS Resources' Electric Utility segment includes the regulated electric utility operations of two wholly owned regulated utility subsidiaries, Wisconsin Public Service Corporation and Upper Peninsula Power Company. The Gas Utility segment consists of the natural gas utility operations at Wisconsin Public Service. Nonregulated segments include WPS Energy Services, Inc., a diversified energy supply and services company, and WPS Power Development, Inc., an electric generation company. The Holding Company and Other segment includes the operations of the WPS Resources holding company and the non-utility activities of Wisconsin Public Service and Upper Peninsula Power.

Revenue and Margin

Electric Utility

Electric utility revenue increased $82.5 million (10.1%) for the year ended December 31, 2004, compared to the same period in 2003. Electric utility revenue increased largely due to authorized retail and wholesale electric rate increases for Wisconsin Public Service's Wisconsin and Michigan customers (as summarized below) to recover higher fuel and purchased power costs, increased operating expenses, and expenditures incurred for infrastructure improvements. Electric utility sales volumes were also slightly higher in 2004, increasing 0.8% over 2003 sales volumes. A 1.6% increase in sales volumes to commercial and industrial customers was partially offset by a 1.2% decrease in sales volumes to residential customers. Higher sales volumes to our commercial and industrial customers reflect an improving economy

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WPS Resources Corporation Reports 2004 Earnings

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and growth within our service area, while the decrease in sales volumes to residential customers reflects weather that was 6.6% cooler during the 2004 cooling season, compared to 2003.
  Effective March 21, 2003, the Public Service Commission of Wisconsin approved a retail electric rate increase of $21.4 million (3.5%).
  Effective May 11, 2003, the Federal Energy Regulatory Commission approved a $4.1 million (21%) interim increase in wholesale electric rates.
  Effective July 22, 2003, the Michigan Public Service Commission approved a $0.3 million (2.2%) increase in retail electric rates for Wisconsin Public Service's Michigan customers and authorized recovery of $1.0 million of increased transmission costs through the power supply cost recovery process.
  Effective January 1, 2004, the Public Service Commission of Wisconsin approved a retail electric rate increase of $59.4 million (9.3%).

The electric utility margin increased $53.3 million (9.7%) for the year ended December 31, 2004, compared to 2003. The majority of this increase can be attributed to a $52.3 million (10.5%) increase in Wisconsin Public Service's electric margin. The increase in Wisconsin Public Service's electric margin is primarily related to the retail and wholesale electric rate increases, partially offset by a $20.4 million increase in purchased power costs. The quantity of power purchased in 2004 increased 9.3% over 2003 purchases and purchased power costs were 17.4% higher (on a per-unit basis) in 2004, compared to 2003. The Public Service Commission of Wisconsin allows Wisconsin Public Service to adjust prospectively the amount billed to Wisconsin retail customers for fuel and purchased power if costs are in excess of plus or minus 2% from approved levels. In response to a request for additional fuel cost recovery filed early in 2004, Wisconsin Public Service was allowed to recover $3.2 million of its increased fuel and purchased power costs during 2004. The Public Service Commission of Wisconsin also allowed Wisconsin Public Service to defer $5.4 million of unanticipated fuel and purchased power costs directly associated with the extension of the Kewaunee refueling outage in the fourth quarter of 2004. The Kewaunee outage was extended three weeks due primarily to difficulties encountered with lifting equipment related to the reactor vessel and procedures to perform the lifts. It is anticipated that these costs will be recovered in 2005, pending final approval.

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WPS Resources Corporation Reports 2004 Earnings

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Electric utility earnings increased $8.8 million (14.7%) for the year ended December 31, 2004, compared to 2003. The increased earnings were largely driven by the higher margin at Wisconsin Public Service (including the effect of timely retail electric rate relief in 2004 compared to a delay in receiving retail electric rate relief in 2003), partially offset by higher operating and maintenance expenses.

Gas Utility

Gas utility revenue increased $16.7 million (4.1%) for the year ended December 31, 2004, compared to 2003. Higher revenue was driven by an authorized rate increase and an increase in the per-unit cost of natural gas, partially offset by an overall 6.2% decrease in natural gas throughput volumes. The Public Service Commission of Wisconsin issued a final order authorizing a retail natural gas rate increase of $8.9 million (2.2%), effective January 1, 2004. Natural gas prices increased 14.2% per unit in 2004. Higher natural gas prices reflect higher marketplace natural gas costs in 2004. The Public Service Commission of Wisconsin and the Michigan Public Service Commission allow Wisconsin Public Service to pass changes in the total cost of natural gas on to customers. As a result, changes in the price of the natural gas commodity do not have a direct impact on Wisconsin Public Service's margin. The decrease in natural gas throughput volumes was driven by weather that was 4.3% warmer during the heating season for the year ended December 31, 2004, compared to 2003.

The natural gas utility margin increased $5.8 million (5.1%) for the year ended December 31, 2004, compared to 2003. The higher natural gas utility margin is largely due to the authorized rate increase mentioned above. The ability of Wisconsin Public Service to realize the full benefit of an authorized rate increase is dependent upon normal throughput volumes, therefore, the decrease in natural gas throughput volumes negatively impacted Wisconsin Public Service's ability to benefit from the full amount of the rate increase.

The higher margin drove a $1.6 million (10.2%) increase in gas utility earnings for the year ended December 31, 2004.

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WPS Energy Services

WPS Energy Services' revenues increased $475.1 million (15.4%) for the year ended December 31, 2004, compared to 2003. Electric revenue increased $136.7 million, largely due to an $83.7 million increase resulting from higher volumes from portfolio optimization strategies. In the first quarter of 2004, WPS Energy Services first implemented the portfolio optimization strategies to optimize the value of WPS Power Development's merchant generation fleet and its own retail supply portfolios to reduce market price risk and extract additional value from these assets through the use of various financial and physical instruments (such as forward contracts and options). Electric revenue also increased as a result of the July 1, 2004 acquisition of Advantage Energy and higher energy prices compared to the prior year. These increases were partially offset by lower sales volumes from participation in the New Jersey Basic Generation Services Program as WPS Energy Services' participation in this program ended in May 2004. Natural gas revenue increased $338.5 million, driven by higher natural gas prices and the expansion of the Canadian retail natural gas business (due to obtaining new customers), partially offset by lower sales volumes from physical wholesale transactions. Sales volumes from physical wholesale transactions declined as a result of reduced price volatility of natural gas during the first half of 2004 (volatility provides more opportunity for profitable physical wholesale transactions).

WPS Energy Services' electric margin increased $12.4 million (30.7%) for the year ended December 31, 2004, compared to 2003. The 2004 retail electric margin increased $7.8 million compared to 2003. The margin related to retail electric operations in Ohio increased $7.6 million, which can be attributed to better management of retail operations and improved supply procurement. Also contributing to the increase in retail electric margin was a $2.6 million favorable settlement of a counterparty pricing dispute and positive operating results from Advantage Energy. The increase in the retail electric margin was partially offset by a decrease in margin from retail electric operations in Maine. The lower margin in Maine was anticipated due to the new provider of last resort plan in this service area (which became effective in March 2004). The margin from retail electric operations in Michigan also decreased, driven by higher wholesale electricity prices, higher transmission related charges, and an increase in competition. The margin attributed to wholesale electric operations increased $4.6 million. The higher wholesale electric margin was driven by a $10.3 million increase from the portfolio optimization strategies discussed above. This increase was partially offset by a $5.7 million

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decrease in margin from WPS Energy Services' participation in the New Jersey Basic Generation Services Program, which began in August 2003 and ended in May 2004. Under the Program, WPS Energy Services realized greater margins in 2003, compared to 2004.

The natural gas margin at WPS Energy Services increased $12.5 million (28.3%) for the year ended December 31, 2004, compared to 2003. The margin related to retail natural gas operations increased $12.3 million, primarily driven by higher natural gas throughput volumes in Ohio (driven by the addition of new customers), operational improvements, and better management of supply for residential and small commercial customers. Customer growth in Canada also contributed to the increase in the retail natural gas margin. The margin attributed to wholesale natural gas operations increased $0.2 million. The increase in wholesale natural gas margin was driven by a $4.6 million margin increase related to the natural gas storage cycle, a $2.2 million increase in the Canadian wholesale natural gas margin, and increased margins from other structured wholesale natural gas transactions. Favorable settlements of liabilities with several counterparties in 2003 (in the amount of $8.4 million) largely offset these increases in the wholesale natural gas margin. For the year ended December 31, 2004, the natural gas storage cycle had a $2.0 million positive impact on margin, compared with a $2.6 million negative impact on margin for the same period in 2003. The increase in the Canadian wholesale natural gas margin is related to higher volumes (more structured wholesale transactions) as WPS Energy Services continues to increase its wholesale natural gas operations in this region.

WPS Energy Services experiences earnings volatility associated with the natural gas storage cycle, which runs annually from April through March of the next year. Generally, injections of natural gas into storage inventory take place in the summer months and natural gas is withdrawn from storage in the winter months. WPS Energy Services' policy is to hedge the value of natural gas storage with sales in the over-the-counter and futures markets, effectively locking in a margin on the natural gas in storage. However, fair market value hedge accounting rules require the natural gas in storage to be marked-to-market using spot prices, while the future sales contracts are marked-to-market using forward prices. When the spot price of natural gas changes disproportionately to the forward price of natural gas, WPS Energy Services experiences volatility in its earnings. Consequently, earnings volatility may occur within the contract period for natural gas in storage. The accounting treatment does not impact the

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underlying cash flows or economics of these transactions. At December 31, 2004, there was a $0.6 million difference between the market value of natural gas in storage and the market value of future sales contracts (net risk management liability), related to the 2004/2005 natural gas storage cycle. At December 31, 2003, there was a $2.6 million difference (net risk management liability) related to the 2003/2004 natural gas storage cycle. The difference between the market value of natural gas in storage and the market value of future sales contracts related to the 2004/2005 storage cycle is expected to vary with market conditions, but will reverse entirely when all of the natural gas is withdrawn from storage.

WPS Energy Services' earnings increased $7.7 million for the year ended December 31, 2004, compared to 2003. Overall, the higher margin was partially offset by increased operating expenses and a $3.3 million after-tax cumulative effect of change in accounting principles recorded at WPS Energy Services in 2003.

WPS Power Development

WPS Power Development's revenue decreased $11.0 million (13.4%) for the year ended December 31, 2004, compared to 2003, largely due to reduced generation from its Beaver Falls facility in New York, lower revenue from its Combined Locks Energy Center in Wisconsin, lower revenue from its steam boiler in Oregon, and lower revenue from the Wyman generation facility in Maine. The Beaver Falls facility experienced an unplanned plant outage that began in October 2003, with the facility returning to service in April 2004. This facility continued to experience lower volumes after returning to service as WPS Power Development has been more conservative in the dispatch of this unit to preserve the limited remaining service life of the turbine blades for higher margin opportunities. The decrease in revenue at the Combined Locks Energy Center was driven by lower demand for energy by the counterparty to a power purchase agreement in place at this facility and an unplanned plant outage that began in March 2004, and continued through May 2004. The decrease in revenue from the steam boiler in Oregon was largely due to a 30-day planned outage to perform repairs on the boiler, which took place in the second quarter of 2004. A power purchase agreement in place at the Wyman facility in 2003 was not renewed in 2004. As a result, energy from the Wyman facility was sold into short-term power markets in 2004, but unfavorable energy prices and lack of demand for capacity resulted in a decline in the amount of power generated at this facility in 2004, compared to 2003. The decline in revenue was partially offset by higher sales volumes at the Stoneman generation

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WPS Resources Corporation Reports 2004 Earnings

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facility in Cassville, Wisconsin, related to a new power purchase agreement in place at this facility.

WPS Power Development's margin for the year ended December 31, 2004, decreased $1.2 million (4.9%), compared to 2003. This margin does not include the results of WPS Power Development's discontinued operations, which are reported separately in the Consolidated Statements of Income (discontinued operations are discussed below). The Niagara, Beaver Falls, and Wyman generating facilities experienced a combined $4.6 million decrease in margin. The lower margin at the Niagara generating facility was largely due to an increase in the per ton cost of coal utilized in the generation process. The unplanned plant outage experienced at the Beaver Falls facility, and lower volumes related to WPS Power Development's decision to only dispatch the facility at times when energy prices are at a very favorable level, drove the decrease in margin at this facility. Unfavorable energy prices and lack of demand for capacity negatively impacted sales volumes at the Wyman generation facility (there was a power purchase agreement in place at this facility in 2003). These decreases were partially offset by a combined $2.9 million increase in margins at the Combined Locks Energy Center and the Stoneman generation facility. The higher margin at the Combined Locks Energy Center was driven by a negotiated increase in the dispatch flexibility of steam sold under a supply agreement with a counterparty, resulting in an increase in the value of electricity produced from this facility. The increase in margin at the Stoneman generation facility was due to higher sales volumes.

The $12.9 million improvement in earnings experienced by WPS Power Development during the year ended December 31, 2004, compared to 2003, was largely due to an increase in the amount of tax credits recognized and a lower loss from discontinued operations, partially offset by higher operating and maintenance expenses and a lower margin at some facilities.

Holding Company and Other Operations

Holding Company and Other operations experienced earnings of $11.9 million during the year ended December 31, 2004, compared to a loss of $2.1 million in 2003. This favorable variance can be attributed to an increase in earnings recognized from the sale of Wisconsin land located along the Peshtigo River and an increase in equity earnings from American Transmission Company and Wisconsin River Power Company. Equity earnings from American Transmission

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Company were $16.0 million in 2004, compared to $10.1 million in 2003. Wisconsin Public Service non-utility operations recognized a $13.3 million gain on the sale of land located near the Peshtigo River in the fourth quarter of 2004, compared to a $6.2 million gain that was recognized on the sale of land in the fourth quarter of 2003. Wisconsin Public Service also realized an income tax benefit in the fourth quarter of 2004 from the donation of land to the Wisconsin Department of Natural Resources.

Operating and Maintenance Expenses

Operating and maintenance expenses increased $53.7 million (11.7%) for the year ended December 31, 2004, compared to 2003. Utility operating and maintenance expenses increased $36.3 million. Electric transmission and distribution costs were up $15.2 million at the utilities due primarily to an increase in transmission rates. Pension and postretirement medical costs incurred at the utilities increased $11.0 million. Additionally, $6.8 million of the increase was driven by amortization of costs incurred in conjunction with the implementation of the automated meter reading system and the purchase of the De Pere Energy Center (previously deferred as regulatory assets). Maintenance expenses at Wisconsin Public Service's coal-fired generation facilities were $4.2 million higher in 2004, compared to 2003, driven by an extension of the annual planned outage at the Pulliam 6 generation facility in 2004. Higher payroll and other benefit costs also contributed to the increase in operating and maintenance expenses. The fall refueling outage at the Kewaunee Nuclear Power Plant did not significantly impact the year-over-year change in operating and maintenance expenses as there was also a refueling outage at Kewaunee in the Spring 2003, and the Public Service Commission of Wisconsin approved the deferral of incremental operating and maintenance expenses that were incurred as a direct result of the refueling outage extension ($1.8 million of operating and maintenance expenses were deferred in the fourth quarter of 2004 and collection is anticipated in 2005, pending approval by the Public Service Commission of Wisconsin). Operating expenses at WPS Energy Services increased $10.5 million mostly due to higher payroll, benefits, and other costs associated with continued business expansion. Operating and maintenance expenses at WPS Power Development were $1.5 million higher as a result of repairs and maintenance expenses incurred in conjunction with outages at its Beaver Falls generation facility, the Combined Locks Energy Center, and the Westwood Generation Station.

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Depreciation and Decommissioning

Depreciation and decommissioning expense decreased $31.4 million (22.7%) for the year ended December 31, 2004, compared to 2003, due primarily to a decrease of $35.9 million resulting from lower realized gains on decommissioning trust assets and because the decommissioning trust was not funded in 2004 in anticipation of selling Kewaunee. Realized gains on decommissioning trust assets are substantially offset by depreciation expense pursuant to regulatory practice (see detailed discussion in "Miscellaneous Income" below). An increase in depreciation expense from plant asset additions at Wisconsin Public Service partially offset the decrease in decommissioning expense.

Miscellaneous Income

Miscellaneous income decreased $15.9 million (25.0%) for the year ended December 31, 2004, compared to 2003. The decrease in miscellaneous income is largely due to a decrease in realized gains on decommissioning trust assets of $33.5 million. There were significant realized gains recognized on decommissioning trust assets in the fourth quarter of 2003, which were driven by a change in the investment strategy for Wisconsin Public Service's qualified nuclear decommissioning trust assets. Qualified decommissioning trust assets were placed in more conservative investments in anticipation of the sale of Kewaunee. Pursuant to regulatory practice, realized gains on decommissioning trust assets are substantially offset by depreciation expense. A $1.5 million write-off of previously deferred financing costs associated with the redemption of our trust preferred securities in the first quarter of 2004 also unfavorably impacted miscellaneous income. Partially offsetting the decreases discussed above were an $8.7 million increase in equity earnings from investments, a $7.1 million increase in income recognized from the sale of Wisconsin land located along the Peshtigo River (discussed previously), and a combined $3.1 million increase related to higher royalties and a decrease in operating losses realized from our investment in a synthetic fuel producing facility. The increase in equity earnings was primarily related to our investments in American Transmission Company, Wisconsin River Power Company, and Wisconsin Valley Improvement Company. Equity earnings from American Transmission Company were $16.0 million in 2004, compared to $10.1 million in 2003. Royalty income recognized from the synthetic fuel facility increased as a result of higher production levels at this facility.

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Provision for Income Taxes

The effective tax rate was 16.1% for the year ended December 31, 2004, compared to 23.4% for the year ended December 31, 2003. The decrease in the effective tax rate was driven by tax deductions pertaining to items that exceed the related book expense (including land donated to the Wisconsin Department of Natural Resources in the fourth quarter of 2004), resulting in a $5.7 million decrease in the 2004 provision for income taxes compared to 2003, a $6.0 million increase in the amount of tax credits recognized in 2004 (related to synthetic fuel tax credits), and a $3.6 million benefit related to the favorable settlement of several federal tax audits and refund claims related to prior tax years.

Our ownership interest in the synthetic fuel operation resulted in the recognition of $24.2 million of Section 29 federal tax credits for the year ended December 31, 2004, and $18.2 million of tax credits for 2003. The increase in synthetic fuel related tax credits was primarily due to an increase in tax credits produced and allocable to WPS Power Development, and an increase in the value of the credits produced resulting from higher Btu content of the coal and the annual inflation adjustment allowed.

Discontinued Operations

The after-tax loss from discontinued operations (Sunbury Generation Plant) was $13.4 million for the year ended December 31, 2004, compared to $16.0 million in 2003. The decrease in the loss from discontinued operations was driven by a $4.4 million termination payment that was received from Duquesne Power in December 2004 as a result of Duquesne's termination of the asset sale agreement for Sunbury, a $3.7 million decrease in operating and maintenance expenses, and a $0.7 million reduction in interest expense. The decrease in operating and maintenance expenses was driven by lower depreciation expense resulting from the discontinuance of depreciation on those assets classified as held for sale effective December 2003. In addition, repair and maintenance expenses were higher in 2003 because of mechanical difficulties related to fuel delivery systems. Sunbury's margin decreased in 2004, compared to 2003, partially offsetting the favorable variances discussed above. The margin was negatively impacted by an increase in the per ton cost of coal utilized to service a fixed price outtake contract and a decrease in opportunities to sell power into the spot market. In anticipation of the sale, Sunbury did not enter into staggered term coal contracts in accordance with its normal procurement practice.

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WPS Resources Corporation Reports 2004 Earnings

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For a discussion of the accounting considerations applicable to discontinued operations, see "Accounting Matters" below.

Dilution Due to Increase in Average Shares

The change in basic earnings per share was impacted by an increase of approximately 4.4 million shares in the weighted average number of outstanding shares of WPS Resources' common stock for the year ended December 31, 2004, compared to the same period in 2003. The increase was largely due to issuing 4,025,000 additional shares of common stock through a public offering in November 2003. Additional shares have also been issued under the Stock Investment Plan and certain stock-based employee benefit plans.

FOURTH QUARTER RESULTS

The following tables depict income available for common shareholders and revenue for the quarters ended December 31, 2004 and 2003, respectively, and include a reconciliation of the increase in basic earnings per share for the quarter ended December 31, 2004, compared to the same quarter in 2003.

WPS Resources' Income and Revenue
For the Quarters Ended December 31, 2004 and December 31, 2003
	Income (Loss)		Revenue
Segment	2004 (in millions)	2003 (in millions)	2004 (in millions)	2003 (in millions)
Electric Utility	$ 8.6	$ 9.8	$ 223.9	$ 190.1
Gas Utility	7.4	9.2	132.1	109.4
WPS Energy Services	20.0	8.5	1,034.3	775.2
WPS Power Development (1)	10.0	(4.4)	19.3	16.9
Holding Company and Other	11.7	1.8	0.2	0.3
Intersegment Eliminations	-	-	(10.9)	(13.6)
Total WPS Resources	$57.7	$24.9	$1,398.9	$1,078.3

(1) All revenue and costs of WPS Power Development's discontinued operations are combined and reported on a net basis in the Consolidated Statements of Income for all periods presented. Accordingly, the above table does not show the revenues from discontinued operations, but the loss from discontinued operations is included as a component of WPS Power Development's loss in the table. Nonregulated revenues reclassified to discontinued operations for the quarters ended December 31, 2004, and December 31, 2003, were $13.0 million and $12.5 million, respectively.

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Detail of WPS Resources' Earnings and Earnings Per Share Changes
Between the Quarters Ended December 31, 2004 and December 31, 2003

	Dollar Impact In millions (Before Tax)	Earnings Per Share Impact (After Tax)
Increase in Electric Utility Margin	$10.3	$.16
Increase in Gas Utility Margin	2.0	.03
Decrease in WPS Energy Services' Electric Margin	(0.1)	-
Increase in WPS Energy Services' Gas Margin	17.3	.28
WPS Power Development's Margin	-	-
Increase in Operating and Maintenance Expenses	(18.6)	(.30)
Decrease in Depreciation and Decommissioning Expense	30.1	.48
Decrease in Miscellaneous Income	(19.1)	(.31)
Provision for Income Taxes		.43
Decreased Loss from Discontinued Operations		.13
Dilution Due to Increase in Average Shares		(.09)
Change in Other Items and Rounding		.01
Total Earnings Per Share Impact		$.82

Comparison of Weather Impact on Utility Earnings
Between the Quarters Ended December 31, 2004 and December 31, 2003

	Percent Change	Electric EPS Impact (After Tax)	Gas EPS Impact (After Tax)
Heating Compared with Normal	9.1% warmer	$(.01)	$(.03)
Heating Compared with Prior Year	0.3% warmer	-	(.01)

Revenues and Margins

Electric Utility

Electric utility revenue increased $33.8 million (17.8%) for the quarter ended December 31, 2004, compared to the same quarter in 2003. Electric utility revenue increased largely due to the retail and wholesale electric rate increases for Wisconsin Public Service's Wisconsin and Michigan customers discussed above. Electric utility revenue was also favorably impacted by an overall 3.3% increase in electric sales volumes. Weather conditions did not change significantly in the fourth quarter of 2004 as compared to the fourth quarter of 2003, however, sales volumes

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to residential customers increased 5.6% and sales volumes to commercial and industrial customers increased 3.3%. Higher sales volumes to our residential and commercial and industrial customers reflect an improving economy and growth within our service territory. Increased holiday lighting also positively impacted sales volumes to residential customers. Wisconsin Public Service exceeded it previous one-day winter electric demand record thirteen days in December 2004.

The electric utility margin increased $10.3 million (7.6%) for the quarter ended December 31, 2004, compared to the same quarter in 2003. Largely due to the retail and wholesale electric rate increases and higher sales volumes, electric margins at Wisconsin Public Service increased $10.0 million (8.2%). Higher margins attributed to authorized rate increases and increased sales volumes were partially offset by an $18.8 million increase in the cost of electric production fuels and purchased power. Although the quantity of power generated decreased 9.0% from the fourth quarter of 2003, fuel costs per unit were 31.4% higher in the fourth quarter of 2004. The quantity of power purchased in 2004 increased 67.4% over 2003 power purchases, and purchased power costs were 20.2% higher (on a per-unit basis) in 2004, compared to 2003. The increase in the quantity of power purchased was driven by the refueling outage at Kewaunee in the fourth quarter of 2004. Wisconsin Public Service also generated more power from its high-cost combustion turbines in the fourth quarter of 2004 due primarily to the refueling outage at Kewaunee. At December 31, 2004, $5.4 million of incremental fuel and purchased power costs were deferred related to the outage being extended. It is anticipated that these costs will be recovered in 2005, pending final approval.

Electric utility earnings decreased $1.2 million (12.2%) for the quarter ended December 31, 2004, compared to the same quarter in 2003, as the higher margin was more than offset by the increase in operating and maintenance expenses discussed below.

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WPS Resources Corporation Reports 2004 Earnings

January 31, 2005

Gas Utility

Gas utility revenue increased $22.7 million (20.8%) for the quarter ended December 31, 2004, compared to the same quarter in 2003. Higher revenue was driven by an authorized rate increase (discussed above) and an increase in the per-unit cost of natural gas, partially offset by an overall 2.0% decrease in natural gas throughput volumes. Natural gas prices increased 35.2% on a per-unit basis for the quarter ended December 31, 2004, compared to the same quarter in 2003. As previously discussed, higher natural gas prices reflect higher marketplace natural gas costs in 2004. The decrease in natural gas throughput volumes was driven by weather that was warmer during the heating season for the quarter ended December 31, 2004, compared to the same period in 2003.

The natural gas utility margin increased $2.0 million (6.3%) for the quarter ended December 31, 2004, compared to the same quarter in 2003. The higher natural gas utility margin is largely due to the authorized rate increase.

Natural gas utility earnings decreased $1.8 million (19.6%), as the higher margin was more than offset by an increase in operating expenses.

WPS Energy Services

WPS Energy Services' revenue increased $259.1 million (33.4%) for the quarter ended December 31, 2004, compared to the same quarter in 2003. Natural gas revenue increased $252.3 million, primarily due to an increase in the price of natural gas and as a result of expansion of the Canadian retail natural gas business (due to obtaining new customers). Electric revenue increased $6.9 million, primarily due to the July 1, 2004, acquisition of Advantage Energy, partially offset by a decrease in revenue from WPS Energy Services' participation in the New Jersey Basic Generation Services Program.

WPS Energy Services' electric margin decreased $0.1 million (1.0%) for the quarter ended December 31, 2004, compared to the same quarter in 2003. The retail electric margin decreased $0.4 million. Margin realized on retail electric operations in Ohio increased $1.5 million (due primarily to improved supply management) and the operating results of Advantage Energy also positively impacted the retail electric margin. These increases were

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WPS Resources Corporation Reports 2004 Earnings

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offset by reduced margin from retail electric operations in Michigan, driven by higher wholesale electricity prices, higher transmission related charges, and an increase in competition. The margin attributed to wholesale electric operations increased $0.3 million, driven by portfolio optimization strategies.

The natural gas margin increased $17.3 million for the quarter ended December 31, 2004, compared to the same quarter in 2003. The margin related to retail natural gas operations increased $7.2 million, driven by an increase in the margin realized from retail natural gas operations in Ohio (driven by the addition of new customers), operational improvements, and better management of supply for residential and small commercial customers. A $10.1 million increase in the wholesale natural gas margin for the quarter ended December 31, 2004, compared to the same quarter in 2003, was driven by the natural gas storage cycle. For the quarter ended December 31, 2004, the natural gas storage cycle had an $11.4 million positive impact on margin, compared with a $0.1 million positive impact on margin for the same period in 2003. The $12.0 million difference between the market value of natural gas in storage and the market value of future sales contracts (net risk management liability) that existed at September 30, 2004, substantially reversed during the fourth quarter of 2004 (see discussion of natural gas storage cycle above).

WPS Energy Services' earnings increased $11.5 million for the quarter ended December 31, 2004, compared to the same quarter in 2003, due primarily to the increase in the natural gas margin, partially offset by higher operating expenses.

WPS Power Development

WPS Power Development's revenue for the quarter ended December 31, 2004, increased $2.4 million (14.2%), compared to the same quarter in 2003. An increase in revenue was experienced at WPS Power Development's Stoneman generation facility, its steam boiler in Oregon, and its Combined Locks Energy Center. Revenue at the Stoneman generation facility increased primarily as a result of a new power purchase agreement in place at this facility. Revenue at the steam boiler in Oregon and the Combined Locks Energy Center increased as a result of higher demand for energy by the counterparties to energy agreements at these facilities and increases in the price of energy sold. These increases were partially offset by lower revenue experienced at the Wyman generation facility in Maine and lower revenue from the

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WPS Resources Corporation Reports 2004 Earnings

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hydroelectric plants in Maine and Canada. A power purchase agreement in place at the Wyman facility in 2003 was not renewed in 2004. As a result, energy from the Wyman facility was sold into short-term power markets in 2004, but unfavorable energy prices and a lack of demand for capacity resulted in a decline in the amount of power generated at this facility in the fourth quarter of 2004, compared to the same period in 2003. Lower revenue at the hydroelectric plants was due to a decrease in rainfall in the fourth quarter of 2004, compared to the same quarter in 2003.

WPS Power Development's margin for the quarter ended December 31, 2004, was unchanged compared to the quarter ended December 31, 2003. A combined $1.1 million increase in margins at the Syracuse and Stoneman generation facilities was offset by lower margins at the Wyman generation facility and the hydroelectric plants in Maine and Canada. The increase in margin at the Stoneman generation facility was due to the higher sales volumes related to a new power purchase agreement in place at this facility. The higher margin at the Syracuse generation facility was driven by an increase in volumes generated from this facility, aided by WPS Energy Services' marketing of energy from the facility. Unfavorable energy prices and lack of demand for capacity negatively impacted sales volumes at the Wyman generation facility in Maine, and lower rainfall negatively impacted the energy output at the hydroelectric plants in Maine and Canada.

The $14.4 million improvement in earnings at WPS Power Development for the quarter ended December 31, 2004, compared to the same quarter in 2003, was largely due to an increase in synthetic fuel tax credits recognized during the period, a decrease in the loss from discontinued operations, and an increase in miscellaneous income.

Holding Company and Other Operations

Holding Company and Other operations experienced earnings of $11.7 million during the quarter ended December 31, 2004, compared to earnings of $1.8 million during the same period in 2003. This favorable variance can be attributed to an increase in earnings recognized from the sale of land located along the Peshtigo River and an increase in equity earnings from American Transmission Company and Wisconsin River Power Company. Wisconsin Public Service non-utility operations recognized a $13.3 million gain on the sale of Wisconsin land located near the Peshtigo River in the fourth quarter of 2004, compared to a $6.2 million gain that was recognized

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WPS Resources Corporation Reports 2004 Earnings

January 31, 2005

on the sale of land in the fourth quarter of 2003. Wisconsin Public Service also realized an income tax benefit in the fourth quarter of 2004 from the donation of land to the Wisconsin Department of Natural Resources.

Operating and Maintenance Expenses

Operating and maintenance expenses increased $18.6 million (15.7%) for the quarter ended December 31, 2004, compared to the same quarter in 2003. Utility operating and maintenance expenses increased $12.5 million. Operating and maintenance expenses associated with the Kewaunee refueling outage accounted for $6.6 million of the increase (in 2003, the Kewaunee refueling outage occurred in the second quarter). Electric transmission and distribution costs were up $4.9 million at the utilities due primarily to an increase in transmission rates. Additionally, pension and postretirement medical costs accounted for $3.3 million of the increase and amortization of costs incurred in conjunction with the implementation of the automated meter reading system and the purchase of the De Pere Energy Center (previously deferred as regulatory assets) accounted for $2.4 million of the increase. These increases were partially offset by a decrease in medical and dental expenses for active employees. Operating expenses at WPS Energy Services increased $3.4 million largely due to higher payroll and benefit costs associated with recent business expansion. Operating and maintenance expenses at WPS Power Development did not change significantly from the prior year.

Depreciation and Decommissioning

Depreciation and decommissioning expense decreased $30.1 million (51.3%) for the quarter ended December 31, 2004, compared to the same quarter in 2003, due primarily to a decrease of $31.9 million resulting from lower realized gains on decommissioning trust assets and because the decommissioning trust was not funded in 2004 in anticipation of selling Kewaunee. An increase in depreciation expense from plant asset additions at Wisconsin Public Service partially offset the decrease in decommissioning expense.

Miscellaneous Income

Miscellaneous income decreased $19.1 million (41.5%) for the quarter ended December 31, 2004, compared to the same quarter in 2003. The decrease in miscellaneous income is largely due to a decrease in realized gains on decommissioning trust assets of $31.7 million (see discussion above). The decrease in miscellaneous income related to lower gains on

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WPS Resources Corporation Reports 2004 Earnings

January 31, 2005

decommissioning trust assets was partially offset by a $7.1 million increase in income recognized from the sale of Wisconsin land located along the Peshtigo River (discussed previously), a $2.8 million increase in equity earnings from investments, and a $1.4 million increase related to higher royalties realized from our investment in a synthetic fuel producing facility. Royalty income recognized from the synthetic fuel facility increased as a result of higher production levels at this facility. The increase in equity earnings was primarily related to our investments in American Transmission Company and Wisconsin River Power Company.

Provision for Income Taxes

The effective tax rate was 5.1% for the quarter ended December 31, 2004, compared to 25.7% for the quarter ended December 31, 2003. The decrease in the effective tax rate was driven by a $7.4 million increase in the amount of tax credits recognized during the quarter ended December 31, 2004 (related to synthetic fuel tax credits), and an increase in tax deductions pertaining to items that exceed the related book expense (including land donated to the Wisconsin Department of Natural Resources in the fourth quarter of 2004) resulting in a decrease in the provision for income taxes during the quarter ended December 31, 2004, compared to the same period in 2003.

Our ownership interest in the synthetic fuel operation resulted in the recognition of $11.2 million of Section 29 federal tax credits for the quarter ended December 31, 2004, and $3.8 million of tax credits for the same period in 2003. The increase in synthetic fuel related tax credits was driven by timing of recognition of $5.4 million of tax credits produced earlier in 2004, an increase in tax credits produced and allocable to WPS Power Development in 2004, and an increase in the value of the credits produced resulting from higher Btu content of the coal and the annual inflation adjustment allowed.

Discontinued Operations

The after-tax loss from discontinued operations (Sunbury Generation Plant) was $2.8 million for the quarter ended December 31, 2004, compared to an after-tax loss from discontinued operations of $6.7 million for the same period in 2003. The decrease in the loss from discontinued operations was caused primarily by a $4.4 million termination payment that was received from Duquesne Power in December 2004 as a result of Duquesne's termination of the asset sale agreement for Sunbury and a $1.1 million decrease in operating and maintenance

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WPS Resources Corporation Reports 2004 Earnings

January 31, 2005

expenses. There was also an impairment loss of $0.9 million recorded in the fourth quarter of 2003 on certain silt reserves that were classified as held for sale. The silt reserves were sold in the fourth quarter of 2004. The decrease in operating and maintenance expenses was driven by a decrease in depreciation expense resulting from the discontinuance of depreciation on those assets classified as held for sale effective December 2003. Also, repair and maintenance expenses were higher in 2003 because of mechanical difficulties related to fuel delivery systems. Sunbury's margin decreased in the fourth quarter of 2004, compared to the same period in 2003, partially offsetting the favorable variances discussed above. The margin was negatively impacted by an increase in the per ton cost of coal utilized to service a fixed price outtake contract. In anticipation of the sale, Sunbury did not enter into staggered term coal contracts in accordance with its normal procurement practice.

For a discussion of the accounting considerations applicable to discontinued operations, see "Accounting Matters" below.

Dilution Due to Increase in Average Shares

The change in basic earnings per share was impacted by an increase of approximately 3.0 million shares in the weighted average number of outstanding shares of WPS Resources' common stock for the quarter ended December 31, 2004, compared to the same quarter in 2003. The increase was largely due to issuing 4,025,000 additional shares of common stock through a public offering in November 2003. Additional shares have also been issued under the Stock Investment Plan and certain stock-based employee benefit plans.

ACCOUNTING MATTERS

Cumulative Effect of Changes in Accounting Principles

As previously reported, on January 1, 2003, WPS Resources recorded a positive after-tax cumulative effect of a change in accounting principle of $3.5 million (primarily related to the operations of WPS Energy Services) to income available for common shareholders as a net result of removing from its balance sheet the mark-to-market effects of contracts that did not meet the definition of a derivative. This change in accounting resulted from the decision of the Emerging Issues Task Force to preclude mark-to-market accounting for energy contracts that

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WPS Resources Corporation Reports 2004 Earnings

January 31, 2005

are not derivatives. The required change in accounting had no impact on the underlying economics or cash flows of the contracts.

In addition, the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," at WPS Power Development resulted in a $0.3 million negative after-tax cumulative effect of a change in accounting principle in the first quarter of 2003, related to recording a liability for the closure of an ash basin at the Sunbury generation plant.

Discontinued Operations

On September 30, 2004, WPS Power Development received a letter of termination from Duquesne Power, L.P. related to the previously announced agreement to sell the Sunbury generation facility to Duquesne for approximately $120 million. Duquesne issued its letter of termination following a determination by the Pennsylvania Public Utility Commission not to reconsider its earlier approved Provider of Last Resort plan, which Duquesne believed did not satisfy a closing condition in the agreement. WPS Power Development is continuing its efforts to sell Sunbury, but the process is taking a little longer than previously projected, in part because of the large number of interested parties. The carrying value of Sunbury is about $117 million, and this project carries approximately $66 million of project- financed debt. Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," requires a loss to be recognized if it is determined that the carrying value of Sunbury exceeds its fair value, net of selling expenses. Based upon consideration of all information available at this time, management determined that no adjustment to the carrying value of Sunbury was required in 2004. Although management cannot project the precise timetable or ultimate outcome, WPS Power Development is progressing with the sale process, and anticipates being able to complete the sale of Sunbury in 2005.

In accordance with Statement No. 144, certain assets and liabilities related to the Sunbury generation plant have been classified as held for sale on the Consolidated Balance Sheets for all periods presented. The related results of operations and cash flows have been classified as discontinued operations on the Consolidated Statements of Income and Consolidated Statements of Cash Flows for all periods presented.

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WPS Resources Corporation Reports 2004 Earnings

January 31, 2005

2005 EARNINGS FORECAST

In 2005, we are continuing to seek growth in earnings from both utility and nonregulated operations, but we are placing emphasis on regulated growth. In our nonregulated business units, we continue to utilize financial tools commonly used in the industry to help mitigate risk. Also, our asset management strategy will continue to deliver shareholder return from certain asset transactions. Our long-term basic earnings per share growth rate target for income from continuing operations remains at 6% to 8% on an average annualized basis, with fluctuations in any given year that may be above or below that targeted range. Our 2005 basic earnings per share guidance for income from continuing operations is between $3.90 and $4.15, assuming normal weather, availability of our generation units, and completion of our planned land sales. This guidance does not take into consideration the potential sale of Kewaunee. Although the Public Service Commission of Wisconsin has agreed to re-open the docket and reconsider its initial decision to reject the sale, it is uncertain how the Commission will ultimately rule on the transaction. We have not provided earnings per share guidance for discontinued operations. Although we remain committed to the sale of Sunbury and are awaiting final bids from several interested parties, we are not currently able to predict the ultimate sales price with a reasonable level of certainty.

CONFERENCE CALL

An earnings conference call is scheduled for 3 p.m. central time on Monday, January 31. Larry L. Weyers, WPS Resources' Chairman, President, and CEO, will discuss fourth quarter and full year 2004 financial results. To access the call, which is open to the public, call 888-690-9634 (toll free) 15 minutes prior to the scheduled start time. Callers will be required to supply EARNINGS as the passcode and MR. LARRY WEYERS as the leader. Callers will be placed on hold with music until the call begins. A replay of the conference call will be available through February 14, 2005 by dialing 866-467-2403.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," and other similar words. Although we believe we

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WPS Resources Corporation Reports 2004 Earnings

January 31, 2005

have been prudent in our plans and assumptions, there can be no assurance that indicated results will be realized. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. We recommend that you consult any further disclosures we make on related subjects in our 10-Q, 8-K, and 10-K reports to the Securities and Exchange Commission.

The following is a cautionary list of risks and uncertainties that may affect the assumptions which form the basis of forward-looking statements relevant to our business. These factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.
  The potential sales of our Sunbury generation plant and our Kewaunee nuclear power plant
  Completion of planned land sales
  General economic, business, and regulatory conditions
  Legislative and regulatory initiatives regarding deregulation and restructuring of the utility industry which could affect costs and investment recovery
  State and federal rate regulation, including the inability to obtain necessary regulatory approvals and rate relief in a timely manner
  Changes in generally accepted accounting principles
  Growth and competition and the extent and timing of new business development in the markets of subsidiary companies
  The performance of projects undertaken or acquired by subsidiary companies
  Business combinations among our competitors and customers
  Energy supply and demand
  Financial market conditions, including availability, terms, and use of capital
  Nuclear and environmental issues

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WPS Resources Corporation Reports 2004 Earnings

January 31, 2005

  Weather and other natural phenomena
  Commodity price and interest rate risk
  Counterparty credit risk
  Federal and state tax policies
  Acts of terrorism or war

//END//

For additional information, see attached financials or contact:

Joseph P. O'Leary, Senior Vice President and Chief Financial Officer
WPS Resources Corporation
(920) 433-1463

or

Donna M. Sheedy, Investor Relations Supervisor
WPS Resources Corporation
(920) 433-1857

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WPS RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Three Months Ended		Year Ended
	December 31		December 31
(Millions, except share amounts)	2004	2003	2004	2003

Nonregulated revenue	$1,048.5	$786.8	$3,598.6	$3,137.6
Utility revenue	350.4	291.5	1,292.0	1,183.7
Total revenues	1,398.9	1,078.3	4,890.6	4,321.3

Nonregulated cost of fuel, gas, and purchased power	999.4	750.3	3,458.8	3,016.6
Utility cost of fuel, gas, and purchased power	171.3	129.1	576.2	532.3
Operating and maintenance expense	137.4	118.8	513.2	459.5
Depreciation and decommissioning expense	28.6	58.7	107.0	138.4
Taxes other than income	11.3	11.3	46.1	43.8
Operating income	50.9	10.1	189.3	130.7

Miscellaneous income	26.9	46.0	47.7	63.6
Interest expense and distributions on trust preferred securities	(14.3)	(13.8)	(54.2)	(55.6)
Minority interest	1.1	1.3	3.4	5.6
Other income (expense)	13.7	33.5	(3.1)	13.6

Income before taxes	64.6	43.6	186.2	144.3
Provision for income taxes	3.3	11.2	30.0	33.7
Income from continuing operations	61.3	32.4	156.2	110.6

Discontinued operations, net of tax	(2.8)	(6.7)	(13.4)	(16.0)
Net income before cumulative effect of change in
accounting principles	58.5	25.7	142.8	94.6

Cumulative effect of change in accounting principles, net of tax	-	-	-	3.2
Net income before preferred stock dividends of subsidiary	58.5	25.7	142.8	97.8

Preferred stock dividends of subsidiary	0.8	0.8	3.1	3.1
Income available for common shareholders	$57.7	$24.9	$139.7	$94.7

Average shares of common stock
Basic	37.5	34.5	37.4	33.0
Diluted	37.8	34.8	37.6	33.2

Earnings (loss) per common share (basic)
Income from continuing operations	$1.61	$0.92	$4.09	$3.26
Discontinued operations	($0.07)	($0.20)	($0.35)	($0.49)
Cumulative effect of change in accounting principles	-	-	-	$0.10
Earnings per common share (basic)	$1.54	$0.72	$3.74	$2.87

Earnings (loss) per common share (diluted)
Income from continuing operations	$1.60	$0.91	$4.07	$3.24
Discontinued operations	($0.07)	($0.19)	($0.35)	($0.49)
Cumulative effect of change in accounting principles	-	-	-	$0.10
Earnings per common share (diluted)	$1.53	$0.72	$3.72	$2.85

Dividends per common share declared	$0.555	-	$2.200	$2.160

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WPS RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS (Unaudited)	December 31	December 31
(Millions)	2004	2003

Assets
Cash and cash equivalents	$40.0	$50.7
Restricted funds	-	3.2
Accounts receivable - net of reserves of $8.0 and $6.6, respectively	531.3	502.4
Accrued unbilled revenues	113.2	90.0
Inventories	188.8	178.3
Current assets from risk management activities	439.5	518.1
Assets held for sale	119.6	116.4
Other current assets	86.1	86.4
Current assets	1,518.5	1,545.5

Property, plant, and equipment, net	2,002.6	1,828.7
Nuclear decommissioning trusts	344.5	332.3
Regulatory assets	160.9	127.7
Long-term assets from risk management activities	80.4	104.3
Other	338.7	353.8
Total assets	$4,445.6	$4,292.3

Liabilities and Shareholders' Equity
Short-term debt	$292.4	$38.0
Current portion of long-term debt	6.7	56.6
Note payable to preferred stock trust	-	51.5
Accounts payable	589.4	510.7
Current liabilities from risk management activities	401.6	517.3
Liabilities held for sale	2.8	2.7
Current deferred income taxes	14.6	1.7
Other current liabilities	72.6	86.9
Current liabilities	1,380.1	1,265.4

Long-term debt	865.7	871.9
Long-term deferred income taxes	65.5	78.8
Deferred investment tax credits	16.2	17.7
Regulatory liabilities	288.3	304.4
Environmental remediation liabilities	68.4	37.9
Pension and postretirement benefit obligations	94.6	137.7
Long-term liabilities from risk management activities	68.3	92.2
Asset retirement obligations	364.4	344.0
Other	91.2	88.0
Long-term liabilities	1,922.6	1,972.6

Commitments and contingencies

Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	1,091.8	1,003.2
Total liabilities and shareholders' equity	$4,445.6	$4,292.3

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WPS RESOURCES CORPORATION

Consolidated Statements of Cash Flows (Unaudited)	12 Months Ended December 31
(Millions)	2004	2003
Operating Activities
Net income before preferred stock dividends of subsidiary	$142.8	$97.8
Adjustments to reconcile net income before preferred stock dividends of subsidiary to net cash provided by operating activities
Discontinued operations, net of tax	13.4	16.0
Depreciation and decommissioning	107.0	138.4
Amortization of nuclear fuel and other	44.7	42.4
Unrealized gain on investments	(5.5)	(38.7)
Pension and post retirement expense	39.8	26.4
Post retirement funding	(16.2)	(15.6)
Deferred income taxes	(2.1)	(0.4)
Unrealized (gains)/losses on nonregulated energy contracts	(10.7)	10.4
Gain on sale of partial interest in synthetic fuel operation	(7.5)	(7.6)
Gain on sale of property, plant and equipment	(12.0)	(7.1)
Cumulative effect of a change in accounting principles, net of tax	-	(3.2)
Other	(12.7)	(33.7)
Changes in working capital
Receivables, net	(67.6)	(183.3)
Inventories	(11.6)	(79.9)
Other current assets	(0.9)	(19.4)
Accounts payable	67.8	102.8
Other current liabilities	(3.1)	17.1
Net cash operating activities	265.6	62.4

Investing Activities
Capital expenditures	(312.6)	(176.2)
Sale of property, plant and equipment	26.9	31.4
Purchase of equity investments and other acquisitions	(52.3)	(102.7)
Decommissioning funding	(0.3)	(3.0)
Other	3.1	6.5
Net cash investing activities	(335.2)	(244.0)

Financing Activities
Short-term debt - net	251.2	14.7
Issuance of long-term debt	-	125.0
Repayment of long-term debt and note to preferred stock trust	(105.1)	(87.7)
Payment of dividends
Preferred stock	(3.1)	(3.1)
Common stock	(81.7)	(71.8)
Issuance common stock	26.3	197.7
Purchase of common stock	-	(1.0)
Other	(10.8)	24.8
Net cash financing activities	76.8	198.6
Change in cash and cash equivalents - continuing operations	7.2	17.0
Change in cash and cash equivalents - discontinued operations	(17.9)	(9.6)
Change in cash and cash equivalents	(10.7)	7.4
Cash and cash equivalents at beginning of period	50.7	43.3
Cash and cash equivalents at end of period	$40.0	$50.7

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